ENDORSEMENT APPLICABLE TO
                           NON-QUALIFIED CERTIFICATES



THIS ENDORSEMENT APPLIES ONLY TO JOINT OWNERS OF A NON-QUALIFIED CERTIFICATE. BOTH OWNERS POSSESS AN UNDIVIDED INTEREST IN THE RIGHTS OF THE ENTIRE CERTIFICATE. BOTH OWNERS MUST ACT JOINTLY IN EXERCISING ANY OWNERSHIP RIGHTS.

UNLESS OTHERWISE INDICATED ANY REFERENCE TO "YOU" AND "YOUR" IN THE CERTIFICATE WILL APPLY TO BOTH OF THE OWNERS, AND ANY REFERENCE TO THE TERM "CODE" MEANS THE INTERNAL REVENUE CODE OF 1986, AS NOW OR HEREAFTER AMENDED OR ANY CORRESPONDING PROVISIONS OF PRIOR OR SUBSEQUENT UNITED STATES REVENUE LAWS. REFERENCES TO THE "CODE" IN THIS CERTIFICATE INCLUDE REFERENCES TO APPLICABLE TAX REGULATIONS. FOR PURPOSES OF THIS ENDORSEMENT ANY REFERENCE TO "CERTIFICATE" WILL ALSO INCLUDE "CONTRACT".

Both Owners must be of legal age or age of majority. Neither Owner may be a non-natural person.

1.   OWNER DEATH DISTRIBUTION RULES

          Upon the death of an Owner, before the Annuity Commencement Date:

     (a) If a Joint Owner who is also the Annuitant dies, we will pay the death benefit to the surviving Joint Owner. The surviving Joint Owner will be deemed the beneficiary, superceding any other beneficiary designation.

          Under the following circumstances, the death benefit will not be paid at the death of the Joint Owner/Annuitant before the Annuity Commencement Date and the coverage under the Certificate will continue:

          (i)   the Joint Owner/Annuitant is married at the time of death;

          (ii)  the surviving spouse is the person named as Joint Owner; and

          (iii) the spouse elects to become the sole Owner "Successor Owner and Annuitant" of the Certificate if the spouse survives the Joint Owner/Annuitant.

     (b) If a Joint Owner who is not the Annuitant dies, the surviving Joint Owner becomes the sole Owner and will be deemed the beneficiary superceding any other beneficiary designation.

          The entire Cash Value must be fully paid to the surviving Owner as beneficiary within 5 years after the death of the first Joint Owner to die, or payments must begin not later than 1 year following the death of the first Joint Owner to die as a life annuity or installment option for a period of not longer than the life expectancy of the surviving Owner as beneficiary. If the Joint Owners have not

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          elected a form of payment, a single sum payment must be made to the surviving Owner as beneficiary on the fifth anniversary of the death of the first Joint Owner to die. Subject to our rules at the time of payment, the surviving Owner as beneficiary may elect to apply such a single sum payment to a new non-qualified annuity Certificate to be owned by the surviving Owner as beneficiary. Instead of a single sum payment, the surviving Owner as beneficiary may elect to receive an Annuity Benefit or a payout option which satisfies the terms of
          Section 72(s) of the Internal Revenue Code and our rules at the time. However, if the surviving Owner is the spouse of the deceased Joint Owner, the spouse can elect to continue the Certificate while the Annuitant is living, and full payment of amounts under the Certificate must be made not later than five years after the spouse's death.

          If payments under an Annuity Benefit had begun before one of the Joint Owner's death, such payments will continue to be made pursuant to the terms of such Benefit.

          If the Annuitant dies before the entire amount under the Certificate is paid, we will pay the death benefit to the surviving Owner as beneficiary.

          If the surviving Owner dies before the Annuitant, and before all amounts have been paid under the Certificate, such amount will be paid in a single sum to the beneficiary previously designated under the Certificate. If there is no designated beneficiary living, the payment will be made to the surviving Owner's estate.

2.   ELECTION OF ANNUITY BENEFITS

          If a period certain installment option is elected, the period certain elected may not extend beyond the life expectancy of the beneficiary.

3.   ASSIGNMENTS

          Notwithstanding anything to the contrary, you may assign the Certificate and the rights described therein before the Annuity Commencement Date and for any purpose other than as collateral or security for a loan. We will not be bound by an assignment unless we have received it and it is in writing. Your rights and those of any other person referred to in the Certificate and this Endorsement will be subject to the assignment. We assume no responsibility for the validity of any assignment.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



   /s/ Edward S. Miller                     /s/ Pauline Sherman
   -------------------------------------    ------------------------------------
   President and Chief Executive Officer    Senior Vice President, Secretary and
                                            Associate General Counsel